EXHIBIT 4.1

PACIFICORP
(An Oregon Corporation)

TO

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

(as successor to The Bank of New York Mellon)

As Trustee under PacifiCorp’s
Mortgage and Deed of Trust,
Dated as of January 9, 1989

_____________________

Thirtieth Supplemental Indenture
Dated as of March 1, 2019

Supplemental to PacifiCorp’s Mortgage and Deed of Trust
Dated as of January 9, 1989

_____________________

This Instrument Grants a Security Interest by a Transmitting Utility

This Instrument Contains After‑Acquired Property Provisions

THIRTIETH SUPPLEMENTAL INDENTURE

THIS INDENTURE, dated as of the 1st day of March, 2019, made and entered into by and between PACIFICORP, a corporation of the State of Oregon, whose address is 825 NE Multnomah Street, Portland, Oregon 97232 (hereinafter sometimes called the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor to The Bank of New York Mellon), a national banking association whose address is 400 South Hope Street, Suite 400, Los Angeles, California 90071 (the “Trustee”), as Trustee under the Mortgage and Deed of Trust, dated as of January 9, 1989, as heretofore amended and supplemented (hereinafter called the “Mortgage”), is executed and delivered by the Company in accordance with the provisions of the Mortgage, this indenture (hereinafter called the “Thirtieth Supplemental Indenture”) being supplemental thereto.

    WHEREAS, the Mortgage was or is to be recorded in the official records of the States of Arizona, California, Colorado, Idaho, Montana, New Mexico, Oregon, Utah, Washington and Wyoming and various counties within such states, which counties include or will include all counties in which this Thirtieth Supplemental Indenture is to be recorded; and
WHEREAS, by the Mortgage the Company covenanted that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Mortgage and to make subject to the Lien of the Mortgage any property thereafter acquired, made or constructed and intended to be subject to the Lien thereof; and

    WHEREAS, in addition to the property described in the Mortgage, the Company has acquired certain other property, rights and interests in property; and
WHEREAS, the Company has executed, delivered, recorded and filed supplemental indentures as follows:

Dated as of

First	March 31, 1989
Second	December 29, 1989
Third	March 31, 1991
Fourth	December 31, 1991
Fifth	March 15, 1992
Sixth	July 31, 1992
Seventh	March 15, 1993
Eighth	November 1, 1993
Ninth	June 1, 1994
Tenth	August 1, 1994
Eleventh	December 1, 1995
Twelfth	September 1, 1996
Thirteenth	November 1, 1998
Fourteenth	November 15, 2001
Fifteenth	June 1, 2003
Sixteenth	September 1, 2003
Seventeenth	August 1, 2004
Eighteenth	June 1, 2005
Nineteenth	August 1, 2006
Twentieth	March 1, 2007
Twenty-First	October 1, 2007
Twenty-Second	July 1, 2008
Twenty-Third	January 1, 2009
Twenty-Fourth	May 1, 2011
Twenty-Fifth	January 1, 2012
Twenty-Sixth	June 1, 2013
Twenty-Seventh	March 1, 2014
Twenty-Eighth	June 1, 2015
Twenty-Ninth	July 1, 2018

and
WHEREAS, the Company has heretofore issued, in accordance with the provisions of the Mortgage, bonds entitled and designated First Mortgage and Collateral Trust Bonds or First Mortgage Bonds, as the case may be, of the series and in the principal amounts as follows:

	Series	Due Date	Aggregate Principal Amount Issued	Aggregate Principal Amount Outstanding [1]
First	10.45% Series due January 9, 1990	1/9/90	$500,000	$0
Second	Secured Medium-Term Notes, Series A	various	250,000,000	0
Third	Secured Medium-Term Notes, Series B	various	200,000,000	0
Fourth	Secured Medium-Term Notes, Series C	various	300,000,000	29,000,000
Fifth	Secured Medium-Term Notes, Series D	various	250,000,000	0
Sixth	C-U Series	various	250,432,000	0
Seventh	Secured Medium-Term Notes, Series E	various	500,000,000	155,000,000
Eighth	6 3/4% Series due April 1, 2005	4/1/2005	150,000,000	0
Ninth	Secured Medium-Term Notes, Series F	various	500,000,000	140,000,000
Tenth	E-L Series	various	71,200,000	0
Eleventh	Secured Medium-Term Notes, Series G	various	500,000,000	100,000,000
Twelfth	Series 1994-1 Bonds	various	216,470,000	166,450,000
Thirteenth	Adjustable Rate Replacement Series	2002	13,234,000	0
Fourteenth	9 3/8% Replacement Series due 1997	1997	50,000,000	0
Fifteenth	Bond Credit Series Bonds	various	498,589,753	0
Sixteenth	Secured Medium-Term Notes, Series H	various	500,000,000	0
Seventeenth	5.65% Series due 2006	11/1/06	200,000,000	0
Eighteenth	6.90% Series due November 15, 2011	11/15/11	500,000,000	0
Nineteenth	7.70% Series due November 15, 2031	11/15/31	300,000,000	300,000,000
Twentieth	Collateral Bonds, First 2003 Series	12/1/14	15,000,000	0
Twenty-First	Collateral Bonds, Second 2003 Series	12/1/16	8,500,000	0
Twenty-Second	Collateral Bonds, Third 2003 Series	1/1/14	17,000,000	0
Twenty-Third	Collateral Bonds, Fourth 2003 Series	1/1/16	45,000,000	0
Twenty-Fourth	Collateral Bonds, Fifth 2003 Series	11/1/25	5,300,000	5,300,000
Twenty-Fifth	Collateral Bonds, Sixth 2003 Series	11/1/25	22,000,000	22,000,000
Twenty-Sixth	4.30% Series due 2008	9/15/08	200,000,000	0
Twenty-Seventh	5.45% Series due 2013	9/15/13	200,000,000	0
Twenty-Eighth	4.95% Series due 2014	8/15/14	200,000,000	0
Twenty-Ninth	5.90% Series due 2034	8/15/34	200,000,000	200,000,000
Thirtieth	5.25% Series due 2035	6/15/35	300,000,000	300,000,000
Thirty-First	6.10% Series due 2036	8/1/36	350,000,000	350,000,000
Thirty-Second	5.75% Series due 2037	4/1/37	600,000,000	600,000,000
Thirty-Third	6.25% Series due 2037	10/15/37	600,000,000	600,000,000
Thirty-Fourth	5.65% Series due 2018	7/15/18	500,000,000	0
Thirty-Fifth	6.35% Series due 2038	7/15/38	300,000,000	300,000,000
Thirty-Sixth	5.50% Series due 2019	1/15/19	350,000,000	0
Thirty-Seventh	6.00% Series due 2039	1/15/39	650,000,000	650,000,000
Thirty-Eighth	3.85% Series due 2021	6/15/21	400,000,000	400,000,000
Thirty-Ninth	2.95% Series due 2022	2/1/22	450,000,000	450,000,000
Fortieth	4.10% Series due 2042	2/1/42	300,000,000	300,000,000
Forty-First	2.95% Series due 2023	6/1/23	300,000,000	300,000,000
Forty-Second	3.60% Series due 2024	4/1/24	425,000,000	425,000,000
Forty-Third	3.35% Series due 2025	7/1/25	250,000,000	250,000,000
Forty-Fourth	4.125% Series due 2049	1/15/49	600,000,000	600,000,000

______________________________

1 Amount outstanding as of March 1, 2019.

and
WHEREAS, Section 2.03 of the Mortgage provides that the form or forms, terms and conditions of and other matters not inconsistent with the provisions of the Mortgage, in connection with each series of bonds (other than the First Series) issued thereunder, shall be established in or pursuant to one or more Resolutions and/or shall be established in one or more indentures supplemental to the Mortgage, prior to the initial issuance of bonds of such series; and
WHEREAS, Section 22.04 of the Mortgage provides, among other things, that any power, privilege or right expressly or impliedly reserved to or in any way conferred upon the Company by any provision of the Mortgage, whether such power, privilege or right is in any way restricted or is unrestricted, may be in whole or in part waived or surrendered or subjected to any restriction if at the time unrestricted or to additional restriction if already restricted, and the Company may enter into any further covenants, limitations, restrictions or provisions for the benefit of any one or more series of bonds issued thereunder and provide that a breach thereof shall be equivalent to a Default under the Mortgage, or the Company may cure any ambiguity contained therein, or in any supplemental indenture, or may (in lieu of establishment in or pursuant to a Resolution in accordance with Section 2.03 of the Mortgage) establish the forms, terms and provisions of any series of bonds other than said First Series, by an instrument in writing executed by the Company; and
WHEREAS, the Company now desires to create two new series of bonds and (pursuant to the provisions of Section 22.04 of the Mortgage) to add to its covenants and agreements contained in the Mortgage certain other covenants and agreements to be observed by it; and

WHEREAS, the execution and delivery by the Company of this Thirtieth Supplemental Indenture, and the terms of the bonds of the Forty-Fifth Series and the Forty-Sixth Series herein referred to, have been duly authorized by the Board of Directors in or pursuant to appropriate Resolutions;
Now, Therefore, This Indenture Witnesseth:
That PACIFICORP, an Oregon corporation, in consideration of the premises and of good and valuable consideration to it duly paid by the Trustee at or before the ensealing and delivery of these presents, the receipt and sufficiency whereof is hereby acknowledged, and in order to secure the payment of both the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage, according to their tenor and effect and the performance of all provisions of the Mortgage (including any instruments supplemental thereto and any modification made as in the Mortgage provided) and of such bonds, and to confirm the Lien of the Mortgage on certain after-acquired property, hereby mortgages, pledges and grants a security interest in (subject, however, to Excepted Encumbrances as defined in Section 1.06 of the Mortgage), unto The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon), as Trustee, and to its successor or successors in said trust, and to said Trustee and its successors and assigns forever, all properties of the Company real, personal and mixed, owned by the Company as of the date of the Mortgage and acquired by the Company after the date of the Mortgage, subject to the provisions of Section 18.03 of the Mortgage, of any kind or nature (except any herein or in the Mortgage expressly excepted), now owned or, subject to the provisions of Section 18.03 of the Mortgage, hereafter acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated (except such of such properties as are excluded by name or nature from the Lien hereof), including the properties described in Article V hereof, and further including (without limitation) all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights of way and other rights in or relating to real estate or the occupancy of the same; all power sites, flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, waterways, dams, dam sites, aqueducts, and all other rights or means for appropriating, conveying, storing and supplying water; all rights of way and roads; all plants for the generation of electricity and other forms of energy (whether now known or hereafter developed) by steam, water, sunlight, chemical processes and/or (without limitation) all other sources of power (whether now known or hereafter developed); all power houses, gas plants, street lighting systems, standards and other equipment incidental thereto; all telephone, radio, television and other communications, image and data transmission systems, air-conditioning systems and equipment incidental thereto, water wheels, water works, water systems, steam and hot water plants, substations, lines, service and supply systems, bridges, culverts, tracks, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, turbines, electric, gas and other machines, prime movers, regulators, meters, transformers, generators (including, but not limited to, engine-driven generators and turbogenerator units), motors, electrical, gas and mechanical appliances, conduits, cables, water, steam, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, towers, overhead conductors and devices, underground conduits, underground conductors and devices, wires, cables, tools, implements, apparatus, storage battery equipment and all other fixtures and personalty; all municipal and other franchises, consents or permits; all lines for the transmission and distribution of electric current and other forms of energy, gas, steam, water or communications, images and data for any purpose including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith and (except as herein or in the Mortgage expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore described;
TOGETHER WITH all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 13.01 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof;
IT IS HEREBY AGREED by the Company that, subject to the provisions of Section 18.03 of the Mortgage, all the property, rights and franchises acquired by the Company (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof, except any herein or in the Mortgage expressly excepted, shall be and are as fully mortgaged and pledged hereby and as fully embraced within the Lien of the Mortgage as if such property, rights and franchises were now owned by the Company and were specifically described herein or in the Mortgage and mortgaged hereby or thereby;
PROVIDED THAT the following are not and are not intended to be now or hereafter mortgaged or pledged hereunder, nor is a security interest therein hereby granted or intended to be granted, and the same are hereby expressly excepted from the Lien and operation of the Mortgage, namely: (1) cash, shares of stock, bonds, notes and other obligations and other securities not hereafter specifically pledged, paid, deposited, delivered or held under the Mortgage or covenanted so to be; (2) merchandise, equipment, apparatus, materials or supplies held for the purpose of sale or other disposition in the usual course of business or for the purpose of repairing or replacing (in whole or part) any rolling stock, buses, motor coaches, automobiles or other vehicles or aircraft or boats, ships or other vessels, and any fuel, oil and similar materials and supplies consumable in the operation of any of the properties of the Company; rolling stock, buses, motor coaches, automobiles and other vehicles and all aircraft; boats, ships and other vessels; all crops (both growing and harvested), timber (both growing and harvested), minerals (both in place and severed), and mineral rights and royalties; (3) bills, notes and other instruments and accounts receivable, judgments, demands, general intangibles and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Mortgage or covenanted so to be; (4) the last day of the term of any lease or leasehold which may be or become subject to the Lien of the Mortgage; (5) electric energy, gas, water, steam, ice and other materials, forms of energy or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of its business; (6) any natural gas wells or natural gas leases or natural gas transportation lines or other works or property used primarily and principally in the production of natural gas or its transportation, primarily for the purpose of sale to natural gas customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system; (7) the Company’s franchise to be a corporation; (8) any interest (as lessee, owner or otherwise) in the Wyodak Facility, including, without limitation, any equipment, parts, improvements, substitutions, replacements or other property relating thereto; and (9) any property heretofore released pursuant to any provision of the Mortgage and not heretofore disposed of by the Company; provided, however, that the property and rights expressly excepted from the Lien and operation of the Mortgage in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that the Trustee or a receiver for the Trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XV of the Mortgage by reason of the occurrence of a Default;

AND PROVIDED FURTHER, that as to any property of the Company that, pursuant to the after-acquired property provisions thereof, hereafter becomes subject to the lien of a mortgage, deed of trust or similar indenture that may in accordance with the Mortgage hereafter become designated as a Class “A” Mortgage, the Lien hereof shall at all times be junior and subordinate to the lien of such Class “A” Mortgage;

TO HAVE AND TO HOLD all such properties, real, personal and mixed, mortgaged and pledged, or in which a security interest has been granted by the Company as aforesaid, or intended so to be (subject, however, to Excepted Encumbrances as defined in Section 1.06 of the Mortgage), unto The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon), as Trustee, and its successors and assigns forever;

IN TRUST NEVERTHELESS, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, this Thirtieth Supplemental Indenture being supplemental to the Mortgage;
AND IT IS HEREBY COVENANTED by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage shall affect and apply to the property hereinbefore described and conveyed, and to the estates, rights, obligations and duties of the Company and the Trustee and the beneficiaries of the trust with respect to said property, and to the Trustee and its successor or successors in the trust, in the same manner and with the same effect as if the said property had been owned by the Company at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to said Trustee by the Mortgage as a part of the property therein stated to be conveyed.

The Company further covenants and agrees to and with the Trustee and its successor or successors in such trust under the Mortgage, as follows:

ARTICLE I

Forty-Fifth Series of Bonds

SECTION 1.01. There shall be a series of bonds designated “3.500% Series due 2029” (herein sometimes referred to as the Forty-Fifth Series), each of which shall also bear the descriptive title “First Mortgage Bond,” and the form thereof, which shall be established by or pursuant to a Resolution, shall contain suitable provisions with respect to the matters hereinafter in this Section specified.
(I) Bonds of the Forty-Fifth Series shall mature on June 15, 2029 and shall be issued as fully registered bonds in the minimum denomination of two thousand dollars and, at the option of the Company, any multiple or multiples of one thousand dollars in excess thereof (the exercise of such option to be evidenced by the execution and delivery thereof).
The Company reserves the right to establish, at any time, by or pursuant to a Resolution filed with the Trustee, a form of coupon bond, and or appurtenant coupons, for the Forty-Fifth Series and to provide for exchangeability of such coupon bonds with the bonds of the Forty-Fifth Series issued hereunder in fully registered form and to make all appropriate provisions for such purpose.
Bonds of the Forty-Fifth Series need not be issued at the same time and such series may be reopened at any time, without notice to or the consent of any then-existing holder or holders of any bond of the Forty-Fifth Series, for issuances of additional bonds of the Forty-Fifth Series in an unlimited principal amount. Any such additional bonds will have the same interest rate, maturity and other terms as those initially issued, except for payment of interest accruing prior to the original issue date of such additional bonds and, if applicable, for the first interest payment date following such original issue date.
(II) Bonds of the Forty-Fifth Series shall bear interest at the rate of three and one-half per centum (3.500%) per annum payable semi-annually in arrears on June 15 and December 15 of each year (each, an “Interest Payment Date”). Bonds of the Forty-Fifth Series shall be dated and shall accrue interest as provided in Section 2.06 of the Mortgage.
The initial Interest Payment Date is June 15, 2019. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on any bond of the Forty-Fifth Series is not a Business Day, then payment of the interest payable on that date will be made on the next succeeding day which is a Business Day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date.

Interest payable on any bond of the Forty-Fifth Series and punctually paid or duly provided for on any Interest Payment Date for such bond will be paid to the person in whose name the bond is registered at the close of business on the Record Date (as hereinafter specified) for such bond next preceding such Interest Payment Date; provided, however, that interest payable at maturity or upon earlier redemption will be payable to the person to whom principal shall be payable. So long as the bonds of the Forty-Fifth Series remain in book-entry only form, the “Record Date” for each Interest Payment Date shall be the close of business on the Business Day before the applicable Interest Payment Date. If the bonds of the Forty-Fifth Series are not in book-entry only form, the Record Date for each Interest Payment Date shall be the close of business on the 1st calendar day of the month in which the applicable Interest Payment Date occurs (whether or not a Business Day).
“Business Day” means, for purposes of this Section (II), a day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.
Any interest on any bond of the Forty-Fifth Series which is payable but is not punctually paid or duly provided for, on any Interest Payment Date for such bond (herein called “Defaulted Interest”), shall forthwith cease to be payable to the registered owner on the relevant Record Date for the payment of such interest solely by virtue of such owner having been such owner; and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in subsection (i) or (ii) below:

(i)
The Company may elect to make payment of any Defaulted Interest on the bonds of the Forty-Fifth Series to the persons in whose names such bonds are registered at the close of business on a Special Record Date (as hereinafter defined) for the payment of such Defaulted Interest, which shall be fixed in the following manner: The Company shall, at least 30 days prior to the proposed date of payment, notify the Trustee in writing (signed by an Authorized Financial Officer of the Company) of the amount of Defaulted Interest proposed to be paid on each bond of the Forty-Fifth Series and the date of the proposed payment (which date shall be such as will enable the Trustee to comply with the next sentence hereof), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as in this subsection provided and not to be deemed part of the Mortgaged and Pledged Property. Thereupon, the Trustee shall fix a record date (herein referred to as a “Special Record Date”) for the payment of such Defaulted Interest which date shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each registered owner of a bond of the Forty-Fifth Series at his, her or its address as it appears in the bond register not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the persons in whose names the bonds of the Forty-Fifth Series are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following subsection (ii).

(ii)
The Company may make payment of any Defaulted Interest on the bonds of the Forty-Fifth Series in any other lawful manner not inconsistent with the requirements of any securities exchange on which such bonds may be listed and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this subsection, such payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section, each bond of the Forty-Fifth Series delivered under the Mortgage upon transfer of or in exchange for or in lieu of any other bond shall carry all rights to interest accrued and unpaid, and to accrue, which were carried by such other bond and each such bond shall bear interest from such date, that neither gain nor loss in interest shall result from such transfer, exchange or substitution.
(III) The principal of and interest and premium, if any, on each bond of the Forty-Fifth Series shall be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts or in such other currency or currency unit as shall be determined by or in accordance with the Resolution filed with the Trustee.

(IV) Bonds of the Forty-Fifth Series shall not be redeemable prior to maturity at the option of any holder or holders of such bonds. Bonds of the Forty-Fifth Series shall be redeemable in whole at any time or in part from time to time prior to maturity at the option of the Company. Prior to March 15, 2029 (the “par call date”), the redemption price shall include accrued and unpaid interest to the redemption date on the bonds to be redeemed, plus the greater of (a) one hundred per centum (100%) of the principal amount of bonds then Outstanding to be redeemed, and (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the bonds of the Forty-Fifth Series matured on the par call date (not including any portion of interest accrued as of the redemption date) discounted to but not including the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 15 basis points, as determined by an Independent Investment Banker. At any time on or after the par call date, the redemption price shall include accrued and unpaid interest to the redemption date on the bonds to be redeemed, plus one hundred percent (100%) of the principal amount of bonds then Outstanding to be redeemed. The Company shall give the Trustee notice of the redemption price referred to in the second preceding sentence immediately after the calculation thereof, and the Trustee shall have no responsibility for such calculation. If the Company elects to partially redeem the bonds of the Forty-Fifth Series, the bonds of the Forty-Fifth Series to be redeemed shall be selected by lot; provided, that if the bonds of the Forty-Fifth Series are in book-entry only form, interests in such bonds shall be selected for redemption by The Depository Trust Company in accordance with its standard procedures therefor.
“Business Day” means, for purposes of this Section (IV), a day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds of the Forty-Fifth Series to be redeemed (that would be due if the bonds of the Forty-Fifth Series matured on the par call date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds (the “Remaining Life”).
“Independent Investment Banker” means an investment banking institution of international standing appointed by the Company.
“Reference Treasury Dealer” means a primary U.S. government securities dealer in New York City appointed by the Company.
“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Company by the Reference Treasury Dealer at 5:00 p.m. on the third business day in New York City preceding such redemption date).
“Treasury Rate” means, as of a given redemption date, the rate per annum equal to the semi-annual equivalent or interpolated (on a day-count basis) yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Reference Treasury Dealer Quotation for the applicable redemption date.
(V) Each bond of the Forty-Fifth Series may have such other terms as are not inconsistent with Section 2.03 of the Mortgage, and as may be determined by or in accordance with a Resolution filed with the Trustee.
(VI) At the option of the registered owner, any bonds of the Forty-Fifth Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, shall be exchangeable for a like aggregate principal amount of bonds of the same series and same terms of other authorized denominations.
(VII) Bonds of the Forty-Fifth Series shall be transferable, subject to any restrictions thereon set forth in any such bond of the Forty-Fifth Series, upon the surrender thereof for cancellation, together with a written instrument of transfer, if required by the Company, duly executed by the registered owner or by his, her or its duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York. Upon any transfer or exchange of bonds of the Forty-Fifth Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other government charge, as provided in Section 2.08 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of bonds of the Forty-Fifth Series.

(VIII) After the execution and delivery of this Thirtieth Supplemental Indenture and upon compliance with the applicable provisions of the Mortgage and this Thirtieth Supplemental Indenture, it is contemplated that there shall be issued bonds of the Forty-Fifth Series in an initial aggregate principal amount of Four Hundred Million Dollars (U.S. $400,000,000).

ARTICLE II

Forty-Sixth Series of Bonds

SECTION 2.01. There shall be a series of bonds designated “4.150% Series due 2050” (herein sometimes referred to as the Forty-Sixth Series), each of which shall also bear the descriptive title “First Mortgage Bond,” and the form thereof, which shall be established by or pursuant to a Resolution, shall contain suitable provisions with respect to the matters hereinafter in this Section specified.
(I) Bonds of the Forty-Sixth Series shall mature on February 15, 2050 and shall be issued as fully registered bonds in the minimum denomination of two thousand dollars and, at the option of the Company, any multiple or multiples of one thousand dollars in excess thereof (the exercise of such option to be evidenced by the execution and delivery thereof).
The Company reserves the right to establish, at any time, by or pursuant to a Resolution filed with the Trustee, a form of coupon bond, and or appurtenant coupons, for the Forty-Sixth Series and to provide for exchangeability of such coupon bonds with the bonds of the Forty-Sixth Series issued hereunder in fully registered form and to make all appropriate provisions for such purpose.
Bonds of the Forty-Sixth Series need not be issued at the same time and such series may be reopened at any time, without notice to or the consent of any then-existing holder or holders of any bond of the Forty-Sixth Series, for issuances of additional bonds of the Forty-Sixth Series in an unlimited principal amount. Any such additional bonds will have the same interest rate, maturity and other terms as those initially issued, except for payment of interest accruing prior to the original issue date of such additional bonds and, if applicable, for the first interest payment date following such original issue date.
(II) Bonds of the Forty-Sixth Series shall bear interest at the rate of four and one hundred and fifty thousandths per centum (4.150%) per annum payable semi-annually in arrears on February 15 and August 15 of each year (each, an “Interest Payment Date”). Bonds of the Forty-Sixth Series shall be dated and shall accrue interest as provided in Section 2.06 of the Mortgage.
The initial Interest Payment Date is August 15, 2019. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on any bond of the Forty-Sixth Series is not a Business Day, then payment of the interest payable on that date will be made on the next succeeding day which is a Business Day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date.
Interest payable on any bond of the Forty-Sixth Series and punctually paid or duly provided for on any Interest Payment Date for such bond will be paid to the person in whose name the bond is registered at the close of business on the Record Date (as hereinafter specified) for such bond next preceding such Interest Payment Date; provided, however, that interest payable at maturity or upon earlier redemption will be payable to the person to whom principal shall be payable. So long as the bonds of the Forty-Sixth Series remain in book-entry only form, the “Record Date” for each Interest Payment Date shall be the close of business on the Business Day before the applicable Interest Payment Date. If the bonds of the Forty-Sixth Series are not in book-entry only form, the Record Date for each Interest Payment Date shall be the close of business on the 1st calendar day of the month in which the applicable Interest Payment Date occurs (whether or not a Business Day).

“Business Day” means, for purposes of this Section (II), a day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.
Any interest on any bond of the Forty-Sixth Series which is payable but is not punctually paid or duly provided for, on any Interest Payment Date for such bond (herein called “Defaulted Interest”), shall forthwith cease to be payable to the registered owner on the relevant Record Date for the payment of such interest solely by virtue of such owner having been such owner; and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in subsection (i) or (ii) below:

(i)
The Company may elect to make payment of any Defaulted Interest on the bonds of the Forty-Sixth Series to the persons in whose names such bonds are registered at the close of business on a Special Record Date (as hereinafter defined) for the payment of such Defaulted Interest, which shall be fixed in the following manner: The Company shall, at least 30 days prior to the proposed date of payment, notify the Trustee in writing (signed by an Authorized Financial Officer of the Company) of the amount of Defaulted Interest proposed to be paid on each bond of the Forty-Sixth Series and the date of the proposed payment (which date shall be such as will enable the Trustee to comply with the next sentence hereof), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as in this subsection provided and not to be deemed part of the Mortgaged and Pledged Property. Thereupon, the Trustee shall fix a record date (herein referred to as a “Special Record Date”) for the payment of such Defaulted Interest which date shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each registered owner of a bond of the Forty-Sixth Series at his, her or its address as it appears in the bond register not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the persons in whose names the bonds of the Forty-Sixth Series are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following subsection (ii).

(ii)
The Company may make payment of any Defaulted Interest on the bonds of the Forty-Sixth Series in any other lawful manner not inconsistent with the requirements of any securities exchange on which such bonds may be listed and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this subsection, such payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section, each bond of the Forty-Sixth Series delivered under the Mortgage upon transfer of or in exchange for or in lieu of any other bond shall carry all rights to interest accrued and unpaid, and to accrue, which were carried by such other bond and each such bond shall bear interest from such date, that neither gain nor loss in interest shall result from such transfer, exchange or substitution.
(III) The principal of and interest and premium, if any, on each bond of the Forty-Sixth Series shall be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts or in such other currency or currency unit as shall be determined by or in accordance with the Resolution filed with the Trustee.

(IV) Bonds of the Forty-Sixth Series shall not be redeemable prior to maturity at the option of any holder or holders of such bonds. Bonds of the Forty-Sixth Series shall be redeemable in whole at any time or in part from time to time prior to maturity at the option of the Company. Prior to August 15, 2049 (the “par call date”), the redemption price shall include accrued and unpaid interest to the redemption date on the bonds to be redeemed, plus the greater of (a) one hundred per centum (100%) of the principal amount of bonds then Outstanding to be redeemed, and (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the bonds of the Forty-Sixth Series matured on the par call date (not including any portion of interest accrued as of the redemption date) discounted to but not including the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 20 basis points, as determined by an Independent Investment Banker. At any time on or after the par call date, the redemption price shall include accrued and unpaid interest to the redemption date on the bonds to be redeemed, plus one hundred percent (100%) of the principal amount of bonds then Outstanding to be redeemed. The Company shall give the Trustee notice of the redemption price referred to in the second preceding sentence immediately after the calculation thereof, and the Trustee shall have no responsibility for such calculation. If the Company elects to partially redeem the bonds of the Forty-Sixth Series, the bonds of the Forty-Sixth Series to be redeemed shall be selected by lot; provided, that if the bonds of the Forty-Sixth Series are in book-entry only form, interests in such bonds shall be selected for redemption by The Depository Trust Company in accordance with its standard procedures therefor.
“Business Day” means, for purposes of this Section (IV), a day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds of the Forty-Sixth Series to be redeemed (that would be due if the bonds of the Forty-Sixth Series matured on the par call date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds (the “Remaining Life”).
“Independent Investment Banker” means an investment banking institution of international standing appointed by the Company.
“Reference Treasury Dealer” means a primary U.S. government securities dealer in New York City appointed by the Company.
“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to the Company by the Reference Treasury Dealer at 5:00 p.m. on the third business day in New York City preceding such redemption date).
“Treasury Rate” means, as of a given redemption date, the rate per annum equal to the semi-annual equivalent or interpolated (on a day-count basis) yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Reference Treasury Dealer Quotation for the applicable redemption date.
(V) Each bond of the Forty-Sixth Series may have such other terms as are not inconsistent with Section 2.03 of the Mortgage, and as may be determined by or in accordance with a Resolution filed with the Trustee.
(VI) At the option of the registered owner, any bonds of the Forty-Sixth Series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, shall be exchangeable for a like aggregate principal amount of bonds of the same series and same terms of other authorized denominations.
(VII) Bonds of the Forty-Sixth Series shall be transferable, subject to any restrictions thereon set forth in any such bond of the Forty-Sixth Series, upon the surrender thereof for cancellation, together with a written instrument of transfer, if required by the Company, duly executed by the registered owner or by his, her or its duly authorized attorney, at the office or agency of the Company in the Borough of Manhattan, The City of New York. Upon any transfer or exchange of bonds of the Forty-Sixth Series, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other government charge, as provided in Section 2.08 of the Mortgage, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of bonds of the Forty-Sixth Series.

(VIII) After the execution and delivery of this Thirtieth Supplemental Indenture and upon compliance with the applicable provisions of the Mortgage and this Thirtieth Supplemental Indenture, it is contemplated that there shall be issued bonds of the Forty-Sixth Series in an initial aggregate principal amount of Six Hundred Million Dollars (U.S. $600,000,000).
ARTICLE III

The Company Reserves the Right to Amend Provisions

Regarding Properties Excepted from Lien of Mortgage

SECTION 3.01. The Company reserves the right, without any consent or other action by holders of bonds of the Ninth Series, or any other series of bonds subsequently created under the Mortgage (including the bonds of the Forty-Fifth Series and Forty-Sixth Series), to make such amendments to the Mortgage, as heretofore amended and supplemented, as shall be necessary in order to amend the first proviso to the granting clause of the Mortgage, which proviso sets forth the properties excepted from the Lien of the Mortgage, to add a new exception (10) which shall read as follows:
“(10) allowances allocated to steam-electric generating plants owned by the Company or in which the Company has interests, pursuant to Title IV of the Clean Air Act Amendments of 1990, Pub. L. 101-549, Nov. 15, 1990, 104 Stat. 2399, 42 USC 7651, et seq., as now in effect or as hereafter supplemented or amended.”

ARTICLE IV

Miscellaneous Provisions

SECTION 4.01. The right, if any, of the Company to assert the defense of usury against a holder or holders of bonds of the Forty-Fifth Series, the Forty-Sixth Series or any subsequent series shall be determined only under the laws of the State of New York.

SECTION 4.02. The terms defined in the Mortgage shall, for all purposes of this Thirtieth Supplemental Indenture, have the meanings specified in the Mortgage. The terms defined in Article I and in Article II of this Thirtieth Supplemental Indenture shall, for purposes of those respective Articles, have the meanings specified in Article I and Article II of this Thirtieth Supplemental Indenture, as the case may be.

SECTION 4.03. The Trustee hereby accepts the trusts hereby declared, provided, created or supplemented, and agrees to perform the same upon the terms and conditions herein and in the Mortgage, as hereby supplemented, set forth, including the following:

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Thirtieth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. Each and every term and condition contained in Article XIX of the Mortgage shall apply to and form part of this Thirtieth Supplemental Indenture with the same force and effect as if the same were herein set forth in full, with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Thirtieth Supplemental Indenture.

SECTION 4.04. Whenever in this Thirtieth Supplemental Indenture either of the Company or the Trustee is named or referred to, this shall, subject to the provisions of Articles XVIII and XIX of the Mortgage, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Thirtieth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

SECTION 4.05. Nothing in this Thirtieth Supplemental Indenture, expressed or implied, is intended, or shall be construed to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons outstanding under the Mortgage, any right, remedy or claim under or by reason of this Thirtieth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Thirtieth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and of the coupons outstanding under the Mortgage.
SECTION 4.06. This Thirtieth Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

ARTICLE V

Specific Description of Property

The properties of the Company, owned as of the date hereof, and used (or held for future development and use) in connection with the Company’s electric utility systems, or for other purposes, and not previously described under the Mortgage, are as follows:

Corral Substation
Internal Parcel No: ORCR-0021
County and State: Crook County, Oregon
County Assessor number: 1515330000300

Legal Description:
Boundary line adjustment in Crook County, Oregon
Recorded October 2, 2018 and recorded in surveys #4302
Recorded October 2, 2018 Crook County Clerk as MF No. 289575

B.L.A. TRACT 1
A TRACT OF LAND BEING LOCATED IN THE SOUTHWEST ONE-QUARTER (SW1/4) OF SECTION 34, TOWNSHIP 15 SOUTH, RANGE 15 EAST OF THE WILLAMETTE MERIDIAN, MORE PARTICULARLY DESCRIBED AS FOLLOWS: BEGINNING AT THE WEST ONE-QUARTER CORNER OF SAID SECTION 34 THENCE, SOUTH 09°11'06" EAST A DISTANCE OF 1727.72 FEET TO THE TRUE POINT OF BEGINNING OF THIS DESCRIPTION; THENCE SOUTH 72°56'24" WEST A DISTANCE OF 270.14 FEET TO THE WEST LINE OF SAID SECTION 34; THENCE NORTH 00°33'45" WEST ALONG THE WEST LINE OF SAID SECTION 34 A DISTANCE OF 954.58 FEET; THENCE SOUTH 17°00'05" EAST A DISTANCE OF 915.28 FEET TO THE TRUE POINT OF BEGINNING, CONTAINING 2.84 ACRES, MORE OR LESS.

B.L.A. TRACT 2
A PARCEL OF LAND BEING A PORTION OF PARCEL 2 OF PARTITION PLAT NO. 2010-01, RECORDS OF CROOK COUNTY, OREGON, LOCATED IN THE SOUTHEAST ONE-QUARTER (SE1/4) OF SECTION 33, TOWNSHIP 15 SOUTH, RANGE 15 EAST OF THE WILLAMETTE MERIDIAN, MORE PARTICULARLY DESCRIBED AS FOLLOWS: BEGINNING AT THE EAST ONE-QUARTER CORNER OF SAID SECTION 33 THENCE, SOUTH 09°11'06" EAST A DISTANCE OF 1727.72 FEET; THENCE SOUTH 72°56'24" WEST A DISTANCE OF 270.14 FEET TO THE EAST LINE OF SAID SECTION 33 AND THE TRUE POINT OF BEGINNING; THENCE SOUTH 72°56'24" WEST A DISTANCE OF 960.13 FEET; THENCE NORTH 17°00'05" WEST A DISTANCE OF 1350.00 FEET TO THE SOUTH LINE OF THE BONNEVILLE POWER ADMINISTRATION - PONDEROSA SUBSTATION CONVEYED IN DEED MF 66698, RECORDS OF CROOK COUNTY, OREGON; THENCE NORTH 72°59'55" EAST ALONG SAID SOUTH LINE DISTANCE OF 490.27 FEET TO THE SOUTHWEST CORNER OF A TRACT OF LAND CONVEYED TO PACIFIC POWER & LIGHT IN DEEDS MF 72736, RECORDS OF CROOK COUNTY, OREGON; THENCE NORTH 72°59'55" EAST ALONG THE SOUTH LINE OF SAID PACIFIC POWER & LIGHT TRACT A DISTANCE OF 408.40 FEET; THENCE NORTH 42°59'55" EAST ALONG THE SOUTH LINE OF SAID PACIFIC POWER & LIGHT TRACT A DISTANCE OF 169.30 FEET; THENCE ALONG THE SOUTH LINE OF SAID PACIFIC POWER & LIGHT TRACT AROUND A 370.00 FEET RADIUS CURVE TO THE LEFT, LONG CHORD BEARS NORTH 12°59'55" EAST A DISTANCE OF 370.00 FEET; THENCE SOUTH 17°00'05" EAST A DISTANCE OF 838.54 FEET TO THE EAST LINE OF SAID SECTION 33; THENCE SOUTH 00°33'45" EAST ALONG THE EAST LINE OF SAID SECTION 33 A DISTANCE OF 954.58 FEET TO THE TRUE POINT OF BEGINNING, CONTAINING 36.168 ACRES, MORE OR LESS

Mt Shasta Service Center
Internal Parcel No: CASI-0506
County and State: Siskiyou County, California
County Assessor number: APN(s) 057-273-040 and 057-273-080 and 057-273-100

Legal Description:
Real property in the City of Mount Shasta, County of Siskiyou, State of California, described as follows:

Lots 6,7,8,9,10,11,12,13 and 14 of Block "C", according to the Official Map of "C.C. Hunt's Addition to Sission, Siskiyou County, California, filed in the Office of the county Recorder in Book 1, town Maps, and numbered 31 therein, on February 28, 1910.

Grants Pass Service Center
Internal Parcel No: ORJO-0506
County and State: Josephine County, Oregon
County Assessor number: 36-05-19-DB-004000

Legal Description:
A tract of land situated in the Northwest Quarter of the Southeast Quarter of Section 19, Township 36 South, Range 5 West of the Willamette Meridian, Josephine County, Oregon, more particularly described as follows:

Commencing at the Southwest corner of the Northwest Quarter of the Southeast Quarter of said Section 19; thence North 1º 16' West a distance of 30.00 feet to a 3/4 inch diameter iron pipe on the North right of way line of Union Avenue; thence North 89º 57' East along said right of way line a distance of 703.80 (record 700.44) feet to a 5/8 inch diameter iron rod and being the Southeast corner of that property described in Volume 89 at Page 630 of Josephine County Deeds and the true point of beginning; thence North 89º 57' East (record South 88º 44' 30" East) along said right of way line a distance of 95.29 (record 98.088) feet to a 5/8 inch diameter iron rod; thence North 1º 09' 30" East (record North 1º 12' East) a distance of 167.76 (record 170.058) feet to a 1/2 inch diameter iron pipe; thence South 89º 29' East a distance of 199.27 feet to a 5/8 inch diameter iron rod; thence South a distance of 165.75 (record 170) feet to a 5/8 inch diameter iron rod located on the North right of way line of Union Avenue; thence North 89º 57' East (record East) along said right of way line a distance of 28.00 feet to a 5/8 inch diameter iron rod; thence North 11º 01' 30" West (record North 8º 08' 15" West) a distance of 14.59 (record 18.606) feet to a 3/4 inch diameter iron pipe located on the North bank of the Grants Pass Irrigation District Canal; thence North 61º 10' 30" East (record North 61º 11' 45" East) along said canal bank a distance of 180.06 feet to a one inch diameter iron pipe; thence North 9º 30' 27" West (record North 9º 28' 30" West) a distance of 228.24 (record 228.42) feet to a 3/4 inch diameter iron pipe; thence North 89º 02' 08" East (record North 89º 03' 30" East) a distance of 184.36 (record 184.51) feet to a 3/4 inch diameter iron pipe; thence North 02º 01' 53" West (record North 2º 04' 45" West) a distance of 42.32 (record 42.33) feet to a 3/4 inch diameter iron pipe; thence South 89º 27' 23" West (record South 89º 28' 45" West) a distance of 183.70 (record 183.84) feet to a 1/2 inch diameter iron pipe; thence North 0º 18' 45" West a distance of 107.77 (record 107.765) feet; thence South 89º 27' 45" West a distance of 36.995 feet; thence North a distance of 161.675 feet to the Southerly right of way line of the relocated Redwood Highway; thence South 84º 48' West along said right of way line a distance of 77.42 feet; thence South 85º 50' 30" West along said right of way line a distance of 149.94 feet; thence North 89º 27' 13" West (record North 89º 22' West) a distance of 159.41 (record 162.6) feet to the Easterly line of that property described in Volume 89 at Page 630 Josephine County Deed Records; thence South along said Easterly property line a distance of 621.15 (record 621.415) feet to the true point of beginning. EXCEPTING THEREFROM, all that portion conveyed to the State of Oregon, by and through its Department of Transportation, Highway Division by the Deed recorded March 4, 1977, Volume 322, Page 649, Records of Josephine County, Oregon.

Laramie service center
Parcel #: WYAL-5002
County and State: Albany, Wyoming
Tax ID: R0011208
Acreage: 1.38 acres

Legal Description:
Parcel I:
That portion of Block 52, Downey's Second Addition to the City of Laramie, Albany County, Wyoming, more particularly described as follows:
Beginning at the Southeast corner of Block 52; thence North 84° 01' West a distance of 438.83 feet along the South line of said Block 52 to the Southwest corner of said Block 52; thence North 06° 57' West a distance of 112.73 feet along the West line of said Block 52; thence North 86° 27' East a distance of 65.80 feet; thence a distance of 192.43 feet along a 01° 33' circular curve to the right (Delta is 02° 59', Tangent is 96.08', Radius is 3689.72'); thence North 00° 34' West a distance of 55.00 feet; thence a distance of 215.69 feet along a 01° 32' circular curve to the right (Delta is 03° 18', Tangent is 107.89', Radius is 3744.72') to a point being on the East line of said Block 52; thence South 05° 57' West a distance of 220.75 feet along the East line of said Block 52 to the point of beginning. And including that portion of the vacated alley in said Block 52 situate within the boundaries of the above-described property.
EXCEPTING therefrom, all that portion of said property lying West of a line parallel to West boundary of Second Street and 210 feet Westerly therefrom.
Parcel II:
A tract of land in the SW1/4 of Section 28, Township 16 North, Range 73 West of the 6th P.M., Albany County, Wyoming, more particularly described as follows:
The West one-half of vacated Second Street lying between the Easterly extensions of the North and South boundaries of said Block 52, Downey's Second Addition to the City of Laramie, and lying South of the Southerly right-of-way of Curtis Street.
Naples substation
Parcel #: UTUU-0014
County and State: Uintah, Utah
Tax ID: 06-053-0077
Acreage: 3.00 acres
Legal Description:
A parcel of land situated in the Southwest Quarter of the Northeast Quarter of Section 8, Township 5 South, Range 22 East, Salt Lake Base and Meridian, described as follows:
Beginning at the Northwest Corner of the Grantor's land, said Northwest Corner being on the Northerly right-of-way line of U.S. Highway 40 at a point S 02°09'18" E 1333.23 feet along the section line and S 87°58'42" W 2225.49 feet along the 1/16 section line from the Northeast Corner of said Section 8; running thence N 87°58'42" E 670.68 feet along said Grantor's North boundary line; thence S 02°09'18" E 389.76 feet to the Southerly boundary line of the Grantor's land, said Southerly boundary line also being the Northerly right-of-way line of said U.S. Highway 40, thence N 61°53'34" W 776.49 feet along said Southerly boundary line to the point of beginning.

Containing 3.000 acres.
Access Road
A Right-of-Way 24 feet in width, being 24 feet perpendicularly distant Northerly of and adjoining the following described Southerly boundary line:
Beginning on the Southerly boundary line of the Grantor's land, also being the Northerly right-of-way line of U.S. Highway 40, at a point S 02°09'18" E 1333.23 feet along the section line, S 87°58'42" W 2225.49 feet along the 1/16 section line, and S 61°53'34" E 776.49 feet along said Southerly boundary line from the Northeast Corner of Section 8, Township 5 South, Range 22 East, Salt Lake Base and Meridian; running thence S 61°53'34" E 638.28 feet along the Southerly boundary line of said Grantor's land to the Southmost corner of Grantor's land, being on said land and being in the South Half of the Northeast Quarter of said Section 8.

Glendo substation
Parcel #: WYPL-0003
County: Platte
State: Wyoming
Tax ID: N/A
Acreage: 1.043 acres

Legal Description:

Lot 4, Glendo Business Park, Platte County, Wyoming

IN WITNESS WHEREOF, PACIFICORP has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by an Authorized Executive Officer of the Company, and its corporate seal to be attested to by its Assistant Secretary for and in its behalf, and The Bank of New York Mellon Trust Company, N.A. has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents, and its corporate seal to be attested to by one of its Vice Presidents, all as of the day and year first above written.

[SEAL]		PACIFICORP
		By	/s/ Ryan Weems

Ryan Weems Vice President, and Assistant Treasurer
Attest:	/s/ Jeffery B. Erb

Jeffery B. Erb Secretary
[SEAL]			THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee
		By	/s/ Karen Yu

Karen Yu Vice President
Attest:	/s/ Mark A. Golder
Mark A. Golder Vice President

STATE OF OREGON	)
)
COUNTY OF MULTNOMAH	) SS.:

On this ____ day of _________, 2019, before me, _________________________________, a Notary Public in and for the State of Oregon, personally appeared Ryan Weems and Jeffery B. Erb, known to me to be Vice President and Assistant Treasurer and Secretary, respectively, of PACIFICORP, an Oregon corporation, who being duly sworn, stated that the seal affixed to the foregoing instrument is the corporate seal of said corporation and acknowledged this instrument to be the free, voluntary, and in all respects duly and properly authorized act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

[SEAL]

Notary Public, State of Oregon

ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California
County of _____________________________)
On _________________________ before me, ___________________________________
(insert name and title of the officer)
personally appeared ________________________________________________________,
who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature_____________________________     (Seal)